Exhibit 10.1

SEPARATION AGREEMENT AND
GENERAL RELEASE OF CLAIMS

This SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) dated November 14, 2022 is entered into by and between Charah, LLC, a Kentucky limited liability company (the “Company”), and Scott Sewell (“Employee”). Charah Solutions, Inc., a Delaware corporation (“Charah Solutions”), enters into this Agreement for the purpose of acknowledging and agreeing to those portions of Sections 2, 5 and 13 applicable to it below.  The Company and Employee are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are party to that certain Amended and Restated Employment Agreement effective as of June 27, 2022 (the “Employment Agreement”);

WHEREAS, on November 14, 2022, pursuant to Section 7(e) of the Employment Agreement, Employee provided the Company notice of his voluntary resignation from employment;

WHEREAS, Employee’s employment with the Company ended due to his resignation, effective upon the filing of third quarter 2022 Form 10-Q (the “Separation Date”);

WHEREAS, if Employee enters into this Agreement and satisfies the terms herein, then the Company will provide Employee with the separation benefits as set forth herein; and

WHEREAS, the Parties desire to enter into this Agreement to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee and the Company, the Parties hereby acknowledge and agree as follows:

1.           Employment Separation.

(a)       Employee acknowledges and agrees that (i) Employee provided the Company written notice, on November 14, 2022, of his voluntary resignation from employment; (ii) Employee’s employment with the Company terminated effective as of the Separation Date; and (iii) Employee’s separation from employment was due to his termination for convenience, pursuant to Section 7(e) of the Employment Agreement.

(b)         As of the Separation Date, Employee has no further employment relationship with the Company or any other Company Party.  Employee acknowledges and agrees that, in accordance with Section 22 of the Employment Agreement, as of the Separation Date, Employee is automatically deemed to have resigned from all positions held with the Company and each other Company Party, including, without limitation, (a) as an officer of the Company and each member of the Company Group, as defined in the Employment Agreement; (b) from the Board, as defined in the Employment Agreement; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group, as defined in the Employment Agreement, and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group, as defined in the Employment Agreement, holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as such Company Group member’s designee or other representative.

2.           Severance Payments; COBRA Reimbursement; Accelerated Vesting. Provided that (i) Employee executes this Agreement on or after the Separation Date and returns a copy of this Agreement signed by Employee to the Company, care of Steve Brehm, Vice President of Legal Affairs, 12601 Plantside Drive, Louisville, Kentucky 40299 or via e-mail to sbrehm@charah.com so that it is received by Mr. Brehm no later than 11:59 p.m. Eastern Time on December 5, 2022; (ii) Employee abides by each of his commitments set forth herein; and (iii) Employee does not exercise his revocation right as set forth in Section 11(b) below, then:

(a)       The Company shall provide Employee: (x) a total severance payment equal to One Million One Hundred and Twenty Thousand and No/100 Dollars ($1,120,000.00), which represents twenty-four (24) months’ worth of Employee’s base salary in effect as of the Separation Date (the “Severance Payment”); and (y) an additional payment equal to Five Hundred Sixty Thousand and No/100 Dollars (“$560,000”) (the “Additional Severance Payment”).  The Severance Payment shall be paid in substantially equal installments in accordance with the Company’s regular payroll practices over a twenty-four (24)-month period following the Separation Date; provided, that, no installment shall be paid on or prior to the last day of the Revocation Period, as defined below, and the first installment payable after the expiration of the Revocation Period, as defined below, shall include (without interest) any missed payments.  The Additional Severance Payment shall be paid in a lump sum payment on the Company’s first payroll date for executive employees that occurs on or after the second (2nd) anniversary of the Separation Date;

(b)        Subject to the eligibility restrictions set forth below, for the portion, if any, of the eighteen (18)-month period following the Separation Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Employee’s timely submission of applicable documentation as described herein, the Company shall promptly reimburse Employee on a monthly basis for a premium amount equal to the employee contribution amount that similarly situated active employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”).  After the expiration of the Revocation Period, each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Reimbursement Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. The Company may cease making such payments to the extent required to avoid any adverse consequences to Employee or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, and, to the extent such payments would not cause any such adverse consequences, the Company shall in lieu thereof provide to Employee (or Employee’s designated beneficiary or legal representative, if applicable) a taxable monthly payment in an amount equal to the monthly COBRA premium that the Company would otherwise be required to pay under this section for Employee’s COBRA coverage, which payment will continue until the end of the subsidized COBRA continuation period otherwise prescribed in this section. The existence and duration of Employee’s rights and/or the COBRA rights of any of Employee’s eligible dependents will be determined in accordance with Section 4980B of the Code (as defined below); and

(c)           Charah Solutions shall cause the accelerated vesting referenced in Section 5 below to occur, as set forth in Section 5.

3.         Satisfaction of Severance Obligations; Receipt of Leaves, Bonuses, and Other Compensation. Employee expressly acknowledges and agrees that he would not be entitled to the consideration in Section 2 (or any portion thereof) but for his entry into, and non-revocation of, this Agreement and compliance with the terms herein. Employee further represents, acknowledges and agrees that, with the exception of any unpaid base salary earned by him in the pay period in which the Separation Date occurred, Employee has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation, and other sums that he has been owed or ever could be owed by the Company and the other Company Parties, with the exception of any sums to which Employee may be entitled pursuant to this Agreement.  Employee further represents, acknowledges and agrees that he has received all leaves (paid and unpaid) that he has been entitled to receive from the Company and the other Company Parties. Employee further acknowledges and agrees that he has no further rights to severance pay or benefits from any Company Party other than as set forth in Section 2.

4.            Complete Release of Claims.

(a)        For good and valuable consideration, including the consideration set forth in Section 2 herein (and any portion thereof), Employee forever releases and discharges the Company, Charah Solutions, each of their respective affiliates, and each of the foregoing entities’ respective past, present, and future parents, subsidiaries, predecessors, successors, affiliates, assigns, owners, shareholders, partners, officers, directors, members, managers, employees, trustees, representatives, agents, attorneys, successors, administrators, fiduciaries, insurers, and benefit plans and the trustees and fiduciaries of such plans (each a “Company Party” and, collectively, the “Company Parties”), in their personal and representative capacities from, and Employee waives, any and all claims, demands, liabilities, and causes of action, whether statutory or at common law, including any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements, and all claims or causes of action relating to any matter that actually or allegedly occurred, whether known or unknown, on or prior to the Signing Date, including, (i) any alleged violation of: (A) the Family and Medical Leave Act of 1993, as amended; (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the Occupational Safety and Health Act, as amended; (I) the Genetic Information Nondiscrimination Act of 2008; (J) the Fair Labor Standards Act of 1938, as amended; (K) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefits Protection Act); (L) the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (M) any local, state, or federal anti-discrimination or anti-retaliation law; (N) any other local, state, or federal law, regulation, or ordinance including the laws of the Commonwealth of Kentucky (including the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Wages and Hours Act, the anti-retaliation provisions under the Kentucky Workers’ Compensation Law, the Kentucky Occupational Safety and Health Act); and (O) any other local or state law, regulation, or ordinance in a state or jurisdiction where Employee worked on behalf of the Company or any of the other Company Parties; (ii) any claim for any alleged violation of any public policy, contract, tort, or common law, including any claim for defamation, slander, libel, negligence, emotional distress, fraud or misrepresentation of any kind, promissory estoppel, breach of the covenant or implied duty of good faith and fair dealing, breach of implied or express contract, interference with contractual relations or prospective business advantage, invasion of privacy, breach of fiduciary duty or wrongful discharge; (iii) any allegation for costs, fees, or other expenses, including attorneys’ fees, related to any Released Claim; (iv) any and all claims Employee may have arising under or as the result of any alleged breach of any contract (including the Employment Agreement and any other offer letter, employment contract, or incentive or equity-based compensation plan or agreement) with the Company or any other Company Party; (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (vi) any and all claims arising from, or relating to, the Charah Solutions, Inc. 2018 Omnibus Incentive Plan (the “Plan”) or any Equity Award (as defined below) or any grants or awards made under the Plan, or arising from or relating to Employee’s status as a holder of equity awards, or otherwise arising (whether directly or derivatively) as the result of Employee being a holder of any shares, units, equity or interest in any Company Party (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for any consideration received by Employee pursuant to Section 2 (and any portion thereof), any and all potential claims of this nature that Employee may have against the Company or the other Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. THIS RELEASE INCLUDES MATTERS KNOWN OR UNKNOWN AND ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF THE COMPANY OR COMPANY PARTIES.

(b)          Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Securities and Exchange Commission (“SEC”), or other governmental agency or governmental authority (collectively, “Governmental Authorities”), or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, SEC, or other Governmental Authority; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery from any Company Party as a result of such EEOC, Securities and Exchange Commission, or other Governmental Authority proceeding or subsequent legal actions. Further, in no event shall the Released Claims include (i) any claim that first arises after the Signing Date, including any claim to enforce Employee’s rights under this Agreement; (ii) any claim to any vested benefits under ERISA that cannot be released pursuant to ERISA; (iii) any rights to severance pay or benefits pursuant to the terms of this Agreement; or (iv) any right to receive an award for information provided to any Governmental Authorities.  In addition, nothing herein prevents Employee from seeking workers’ compensation or unemployment insurance benefits.

5.           Awards.  Employee has been granted equity awards subject to the terms of the Plan and applicable award agreements (collectively, the “Equity Awards”). The Parties agree to the accelerated vesting of the Equity Awards based on the following:

Grant Type	Grant Date	Shares to Vest	Outstanding
RSU	09-Jun-2020	29,327	43,991
RSU	01-Apr-2021	29,525	88,574
RSU	04-Apr-2022	29,770	133,965
Subtotal		77,544	266,530
PSU	09-Jun-2020	TBD (*)	86,598
PSU	01-Apr-2021	TBD (**)	100,232
PSU	04-Apr-2022	TBD(***)	106,666

(*) Performance period through December 31, 2022 adjusted for duration vested
(**) Performance period through December 31, 2023 adjusted for duration vested
(***) Performance period through December 31, 2024 adjusted for duration vested

PSU Agreement: upon a termination of the Participant’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause

77,544 of the 266,530 restricted stock units (“RSUs”) and the performance share units (“PSUs”) granted to you on the dates and in the amounts indicated in the table above are not otherwise vested, shall vest on the date on which your right to revoke this Agreement expires (the “Vest Date”).

For avoidance of doubt, any other Equity Awards that are not vested on the Vest Date, including any PSUs with respect to which the performance period has not expired on the Separation Date, shall be forfeited, anything in the Plan, or the individual award agreements, to the contrary notwithstanding. For the avoidance of doubt, Employee waives any right to assert that Employee’s termination constitutes a termination without cause or otherwise results in accelerated vesting of any such awards.

6.          Acknowledgment of Restrictive Covenants.  Employee acknowledges and agrees that, in connection with Employee’s employment with the Company, Employee has obtained Confidential Information, as defined in the Employment Agreement, and that he has continuing obligations to the Company and the other Company Parties pursuant to Sections 9, 10 and 11 of the Employment Agreement (the “Restrictive Covenants”).  In entering into this Agreement, Employee acknowledges the enforceability and continued effectiveness of the Restrictive Covenants and reaffirms his commitment to abide by their terms. In the event Company, in breach of this Agreement, fails to pay any future installments of the Severance Payment, the Additional Severance Payment and/or the COBRA Benefit, and fails to cure such breach within thirty (30) following the receipt of written notice from Employee of such breach, then the obligations of Employee under Sections 9, 10 and 11 of the Employment Agreement shall automatically terminate.

7.            Mutual Non-Disparagement.

(a)           Company and Employee agrees that it and he will engage in no act (including a verbal or written statement) that is intended, or reasonably may be expected, to defame, disparage, or harm the reputation, business, prospects, or operations of the Employee, the Company or any other Company Party.  Nothing in this Section 7(a) will prevent Company or Employee from communicating with any Governmental Authority.

(b)         Employee agrees to direct any requests for professional references from third parties to the Company’s Senior Vice President of Human Resources (or such other individual as the Company may direct) and, in response to such requests, the Company shall only verify the dates of Employee’s employment by the Company and the positions he held during such employment.  Further, the Company will provide the following instruction to its directors and officers: “As you know, Scott Sewell is no longer employed by Charah. You are instructed not to engage in any act which is intended, or reasonably may be expected, to defame, disparage, or harm the reputation or business prospects of Mr. Sewell. Thank you in advance for your cooperation with this important instruction. Please direct any third-party inquiries regarding Mr. Sewell to the Senior Vice of Human Resources.”

8.           Continued Cooperation. Following the Separation Date, Employee will provide the Company and, as applicable, the other Company Parties, with such assistance as the Company may request from time to time, including assistance with respect to transitioning matters within his prior areas of responsibility for the Company and its affiliates, and providing information relating to the duties he performed for the Company and its affiliates and facts that he knows about the Company and its business and operations, and assistance as set forth in Section 13 of the Employment Agreement.  Such information and assistance shall include providing truthful information and assistance with respect to any investigation, litigation, or other proceeding that may relate to any Company Party practices, acts, omissions, or any other occurrence occurring during the period that Employee was employed by the Company.

9.           Severance Clawback. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company acquires evidence or determines that Employee has failed to abide by the terms of this Agreement, including Sections 6, 7 or 8 of this Agreement, then the Company shall have the right to cease the payment of any future installments of the Severance Payment, the Additional Severance Payment, and the COBRA Benefit, and Employee shall promptly return to the Company all installments (or lump sum), as applicable, of the Severance Payment, the Additional Severance Payment, and the COBRA Benefit received by Employee prior to the date that the Company determines that the conditions of this Section 9 have been satisfied.

10.        Representations and Warranties Regarding Claims. Employee represents and warrants that, as of the Signing Date (as defined below), he has not filed any lawsuits against the Company or any of the other Company Parties with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident, act or omission that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Employee further represents and warrants that he has not made any assignment, sale, delivery, transfer, or conveyance of any rights Employee has asserted or may have against the Company or any of the other Company Parties with respect to any Released Claim.

11.          Review of Agreement.

(a)          The Company hereby advises Employee to consult with an attorney of his choosing before signing this Agreement.  Employee acknowledges and agrees that, (i) Employee has been fully informed and is fully aware of Employee’s right to discuss any and all aspects of this Agreement with an attorney of Employee’s choice; (ii) Employee has had sufficient time (and at least a full twenty-one (21) calendar days from the date Employee received this Agreement) to consider this Agreement before signing it; (iii) Employee is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; (iv) neither the Company nor any other Company Party has provided any tax or legal advice to Employee regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of his own choosing such that Employee enters into this Agreement voluntarily and with full understanding of the tax and legal implications thereof; and (v) Employee fully understands the final and binding effect of this Agreement, is signing this Agreement knowingly, voluntarily, and of his own free will, and understands and agrees to each of the terms and conditions of this Agreement.  In order to receive the consideration set forth in Section 2 of this Agreement, Employee must return the signed Agreement to the Company, care of Steve Brehm, Vice President of Legal Affairs, 12601 Plantside Drive, Louisville, Kentucky 40299 or via e-mail to sbrehm@charah.com so that it is received by Mr. Brehm no later than 11:59 p.m. Eastern Time on December 5, 2022.  Employee may not sign this Agreement before the Separation Date.  The date Employee executes this Agreement is referred to herein as the “Signing Date”.

(b)          Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7)-day period beginning on the Signing Date (such seven (7)-day period being referred to herein as the “Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of Steve Brehm, Vice President of Legal Affairs, 12601 Plantside Drive, Louisville, Kentucky 40299 or via e-mail to sbrehm@charah.com so that it is received by Mr. Brehm no later than 11:59 p.m. Eastern Time, on the last day of the Revocation Period.  In the event Employee exercises his revocation right as set forth herein, this Agreement will be of no force or effect (but Employee’s voluntary resignation from employment and the resignations described in Section 1(b) of this Agreement, in each case, shall still be effective as of the Separation Date), Employee will not be entitled to receive the consideration set forth in Section 2 of the Agreement.

12.         No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions at the same or at any prior or subsequent time.

13.         Applicable Law; Dispute Resolution.

(a)          This Agreement is governed by the laws of the Commonwealth of Kentucky; provided, however, Sections 2(c) and 5 herein shall be governed by the laws of the state of Delaware.

(b)        Any dispute arising out of or relating to this Agreement shall be subject to the dispute resolution procedures set forth in Section 12 of the Employment Agreement, which are hereby incorporated by reference.  In incorporating such dispute resolution (including arbitration) provisions, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.  Notwithstanding the foregoing, any dispute arising out of or relating to Sections 2(c) or 5 herein shall be subject to the provisions of Section 14.9 of the Plan, which are hereby incorporated by reference.

14.        Return of Property.  Employee represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information, client materials, electronically stored information, and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

15.         Severability. Any term of this Agreement, or portion of such a term, that renders such term or any other term of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain in this Agreement.

16.          Withholding of Taxes and Other Employee Deductions. Employee authorizes Company to withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.

17.          Section 409A.

(a)           The payments provided for in this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent.  For purposes of Section 409A, each installment payment hereunder shall each be treated as a separate payment.

(b)         Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Separation Date (the applicable date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable), until the Section 409A Payment Date.

(c)          Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from or comply with the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

18.          Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together constitute one and the same Agreement.

19.         Third-Party Beneficiaries. Each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s promises and release of claims in this Agreement and is entitled to rely upon and enforce such provisions as if it was a party to this Agreement. Other than the Company Parties, Company and Employee do not intend for there to be any third-party beneficiaries of this Agreement.

20.         Interpretation. Neither this Agreement nor any uncertainty or ambiguity with this Agreement shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each Party and shall be construed and interpreted according to the ordinary meaning of the words used to fairly accomplish the purposes and intentions of the Parties.  Further, in this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Sections refer to Sections of this Agreement; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibit hereto), and not to any particular subdivision unless expressly so limited; (d) reference to any agreement (including this Agreement), document or instrument, means such agreement, document or instrument as amended, restated or otherwise modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (f) references to “or” shall be interpreted to mean “and/or.”  The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

21.         Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing and signed by the Parties. This Agreement and, with respect to the Restrictive Covenants, the cooperation provisions referenced above in Section 8, and the dispute resolution provisions referenced above in Section 13, the Employment Agreement, constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Employee and the Company or any other Company Party with regard to the subject matter hereof.  Notwithstanding the foregoing, Employee’s commitments herein with respect to confidentiality and non-disclosure, return of property, non-competition, non-solicitation, and non-disparagement are in addition to all other obligations that Employee may have to the Company Parties with respect to such matters, whether such obligations arise by contract, common law, statute, or otherwise.

[Signature Page Follows.]

The Company has caused this Agreement to be executed by a duly authorized representative and Employee has executed this Agreement, in each case, as of the dates set forth beneath their signature blocks below. Employee’s signature represents that he (1) understands this Agreement contains a voluntary waiver of all known or unknown claims in exchange for the consideration in Section 2; (2) was advised to consult with an attorney before signing; and (3) has read this entire Agreement carefully before signing and understands and agrees with all of its terms.

SCOTT SEWELL	CHARAH, LLC

/s/ Scott Sewell	By /s/ Steve Brehm
Signature	Name: Steve Brehm
Title: Vice President of Legal Affairs and Corporate Secretary

November 14, 2022	November 14, 2022
Date	Date

With respect to those portions of Sections 2, 5 and 13 applicable to it:

CHARAH SOLUTIONS, INC.

By /s/ Steve Brehm
Name: Steve Brehm
Title: Vice President of Legal Affairs and Corporate Secretary